UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12a

Keating Capital, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐ Fee paid previously with preliminary materials.

☐   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

KEATING CAPITAL, INC.
5251 DTC Parkway, Suite 1100
Greenwood Village, Colorado 80111
(720) 889-0139
www.keatingcapital.com

May 16, 2012

Re: Keating Capital Proxy Vote

Dear Registered Representative,

It has been brought to my attention that a few of your clients have not yet cast their votes in our annual proxy statement.  In order for us to conduct the annual meeting and take action on each of the proposals, we need holders representing a majority of our outstanding shares to vote.  Although we provided detailed information about each proposal in the proxy statement mailed to all stockholders, we recognize that some people may wish to speak directly with Keating Capital to have their questions answered personally.  If that is the case, please let us know.

All votes must be cast by midnight, May 17th.  So it is important for your clients to vote now.

The simplest way for a stockholder to vote is to call (888) 252-6764 and speak to a live agent.  The agent will begin the call by asking the stockholder to verify basic personal information.  The whole process only takes 3-5 minutes.

To assist in this effort, I have attached an email template that can be sent to your clients.

Thank you for your support,

Sincerely,

/s/ Timothy J. Keating

Timothy J. Keating
Chief Executive Officer

KEATING CAPITAL, INC.
5251 DTC Parkway, Suite 1100
Greenwood Village, Colorado 80111
(720) 889-0139
www.keatingcapital.com

May 16, 2012

Re: Keating Capital Proxy Vote

Dear Keating Capital Stockholder,

Keating Capital’s annual meeting of stockholders is on Friday, May 18th.  They have mailed a proxy statement to you and are now asking you to vote.  Although there is detailed information about each proposal included in the proxy statement, Keating Capital has also offered to answer any questions that you may have personally.

All votes must be cast by midnight, May 17th.  So it is important for you to vote now.

The simplest way for you to vote is to call (888) 252-6764 and speak to a live agent. The agent will begin the call by asking you to verify basic personal information. The whole process only takes 3-5 minutes.

Thank you.